UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Imperial Holdings, Inc.

(Name of Registrant as Specified in its Charter)

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IMPERIAL HOLDINGS, INC.

5355 Town Center Road, Suite 701

Boca Raton, Florida 33486

(561) 995-4200

To the Shareholders of Imperial Holdings, Inc.:

On January 20, 2015, Imperial Holdings, Inc., a Florida corporation (the “Company”), and the members of its Board of Directors were sued by Harry Rothenberg, a shareholder purporting to represent all shareholders, to contest the validity of the Company’s recently adopted Representative Claims Bylaw in a matter styled as Harry Rothenberg, individually and on behalf of all others similarly situated, vs. Imperial Holdings, Inc., Phillip F. Goldstein, Andrew Dakos, Antony Mitchell, James M. Chadwick, Richard Dayan, Michael A. Crow and Gerald Hellerman, Circuit Court of the 15th Judicial Circuit, Palm Beach County, Florida (Case No. 502015CA000621XXXXMB, Division AO).

On April 8, 2015, the Company sent to its shareholders of record at the close of business on April 1, 2015 a notice of meeting, proxy statement, proxy card and a copy of the Company’s annual report for the year ended December 31, 2014, all in connection with the Company’s 2015 Annual Meeting of Shareholders.

As described in the proxy statement, at the Annual Meeting, shareholders will be entitled to vote on Proposal 3: “To approve an amendment to the Company’s Bylaws regarding claims that may be brought by a shareholder on behalf of the Company and/or any class of current and/or prior shareholders against the Company, its officers and directors (the “Representative Claims Bylaw”).”

Prior to distributing the Company’s proxy materials, the Board of Directors invited Mr. Rothenberg to submit a statement in opposition to the Representative Claims Bylaw, which he declined to do. On April 9, 2015, one day after the Company had filed and mailed its proxy materials, attorneys for Mr. Rothenberg requested that the Company distribute the enclosed statement by Mr. Rothenberg in opposition to Proposal 3 and the Representative Claims Bylaw. The Company has determined to grant Mr. Rothenberg’s attorneys’ request. The views expressed in the enclosed statement are Mr. Rothenberg’s and are disclaimed by and should not be attributed to the Company.

Mr. Rothenberg is the owner of 1,290 shares of the Company’s common stock and his address is c/o Stuart Davidson, Esq., Robbins Geller Rudman & Dowd LLP, 120 East Palmetto Park Road, Suite 500, Boca Raton, Florida 33432.

Your vote on Proposal 3 and the other matters to be considered at the Annual Meeting is important, and the Company strongly encourages you to vote your shares.

Sincerely,

Michael Altschuler

General Counsel & Secretary

Dated: April 10, 2015

Enclosure

Statement of Harry Rothenberg in Opposition to the Representative Claims Bylaw

(Proposal 3)

The Board’s solicitation of shareholders to approve the Representative Claims Bylaw, the first of its kind in the nation, is a transparent attempt to insulate the Board and the Officers of the Company from liability for securities fraud, breaches of fiduciary duty, or any corporate malfeasance, including criminal acts, no matter how willful and egregious the harm to the Company or its shareholders. The shareholders cannot “approve” a bylaw that is illegal on its face, and, in any event, the shareholders should not give the Representative Claim Bylaw any claim to legitimacy by voting in favor of it. Mr. Rothenberg recommends that shareholders vote AGAINST the Representative Claims Bylaw (Proposal 3).

The Representative Claim Bylaw is illegal, contrary to both federal and Florida law, and violates public policy for the following independent reasons:

•	The Representative Claim Bylaw purports to block shareholders’ access to courts, which a corporate bylaw cannot do.

•	For centuries, the law has permitted shareholders – any shareholders – to bring claims for breaches of fiduciary duties against officers and directors of a corporation for wrongdoing. The Representative Claims Bylaw improperly strips that right away.

•	Florida law governing the Company does not require any set number of shares in order for a shareholder to bring suit against officers and directors on behalf of the all shareholders or derivatively on behalf of the Company. The Representative Claims Bylaw cannot amend Florida law.

•	The federal securities laws, designed to protect shareholders from securities fraud committed by a company’s officers and directors, do not require any set number of shares in order for a shareholder to bring suit. The Representative Claims Bylaw cannot amend the federal securities laws.

•	In reality, it is impossible to comply with the Representative Claims Bylaw. Only a few large institutional investors, if any, hold 3% or more of the Company’s stock, the names of the Company’s shareholders are not publicly known, and most of its shares are held in the street name (the brokers’ names).

In addition, this Proxy Statement contains several material misstatements or omissions that Mr. Rothenberg and his legal counsel believe constitute a violation of the §14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder, and would render any vote in favor of the Representative Claims Bylaw a nullity. These material misstatements or omissions are as follows:

•	The Proxy does not provide any details to shareholders regarding the pending investigations of the Company by the Internal Revenue Service (IRS) or the Securities and Exchange Commission (SEC), the materiality of which is self- evident because the Proxy states that the Company “is currently being investigated by the Internal Revenue Service, which may provide the basis for a lawsuit on behalf of the Company or on behalf of a class of shareholders.” If, as the Board admits, the IRS investigation “may provide the basis for a lawsuit,” the very filing of which would be made virtually impossible by the Representative Claims Bylaw, the Board is obligated to disclose the details surrounding the IRS and SEC investigations, including the stated purpose of each investigation, the individuals involved in each investigation, and status of each investigation, and whether any financial or other penalties are expected as a result of each investigation.

•	The Proxy fails to disclose the existence of the federal lawsuit styled Lafontant v. Wash. Square Fin. LLC, et al., Case No. 14-cv-9895 (S.D.N.Y.), where the Company is alleged to have engaged in an illegal scheme surrounding its structured settlement transaction business, and could be grounds for future representative litigation against the Company and its directors and officers.

•	The Proxy does not disclose the standards that the Board will use to determine the discovery date of a claim (or date a claim should have been discovered) and that the Board may reject any consents submitted by shareholders for having allegedly selected the wrong date.

•	The Proxy does not disclose that the identity of the shareholders (whether record owners or beneficial owners) on the relevant dates is not publicly available and, therefore, the identity of other small shareholders will be unavailable in connection with any effort to obtain the required consents.

•	The Proxy presents the following misleading view of shareholder litigation: “much shareholder litigation against corporations is not intended to obtain meaningful redress for wrongful acts committed by companies, their officers or directors. Rather, it is driven by law firms that recruit a shareholder to serve as a representative plaintiff for the purpose of generating legal fees. Typically, these law firms obtain a settlement that includes a company agreeing to pay their fees because that is less costly (for the corporation) than litigating.” This statement is false and misleading, as it paints an inaccurate picture of shareholder litigation. To be sure, since 2000, shareholder litigation in the United States has recovered over $77.2 billion for shareholders harmed by corporate fraud and other malfeasance – including due to the Company’s and its officers’ own fraud, which resulted in shareholders receiving over $13 million in cash and warrants in 2013.

•	The Representative Claims Bylaw itself states, “[e]xcept where a private right of action at a lower threshold than that required by this bylaw is expressly authorized by applicable statute,” and the Proxy also states that the Bylaw does not “apply to claims…where a private right of action at a lower threshold….is expressly authorized by statute.” These vague and uncertain sentences are not defined in the Proxy and leave a shareholder wondering as to the meaning. To be sure, the federal securities laws and the Florida and federal derivative statutes and rules only require the ownership of one share of a company’s stock to have standing to initiate a lawsuit. In those instances, does the Representative Claims Bylaw apply? The ambiguity compounds the legal problems with the Representative Claims Bylaw in the first instance.

•	The Proxy misleadingly refers to laws that purport to require certain share percentage holdings, purportedly justifying the Board’s actions here. This is false and misleading not only because each of the laws cited are inapt, but because the Proxy does not disclose that there are no such requirements to bring federal or Florida derivative claims, or claims under the Securities Act of 1933 or the 1934 Act.

•	The Proxy fails to disclose the basis for the Board’s stated belief that the Representative Claims Bylaw will not unduly deter the prosecution of meritorious litigation when, in fact, it most certainly will due to the fact that nearly all shareholder litigation is initiated and prosecuted by shareholders holding less than 3% of a company’s outstanding common stock (over 642,000 shares of the Company), and the ability to reach out to and obtain consent from other shareholders is exceptionally demanding, if not impossible.

•	The Proxy fails to disclose the basis for the Board’s stated belief that current law (including the business judgment rule, the Private Securities Litigation Reform Act, and the power of courts to impose sanctions) is not adequate to deter unmeritorious litigation.

•	The Proxy fails to disclose the Board’s understanding – in view of its own self- interest – of what constitutes meritorious or unmeritorious litigation.

•	The Proxy fails to disclose that of the purported nine shareholders who individually own at least 3% of the Company’s outstanding shares, many are insiders who have a conflict of interest with respect to the adoption of the Representative Claims Bylaw.

•	The Proxy fails to disclose what basis the Board had for choosing a 3% threshold of ownership, as opposed to any other percentage, particularly in view of considerations 4 and 1 on page 34 of the Proxy.

•	The Proxy fails to disclose the basis for the representation in consideration 6 on page 34 of the Proxy that the Representative Claims Bylaw will reduce the cost of directors and officers insurance and fails to disclose that the cost of insurance can be reduced by directors agreeing to be personally responsible for an underlying amount of any liability.

•	The Proxy fails to disclose the fact that individual shareholder pursuit of “meritorious” litigation is disincentivized by the cost and complexity of such litigation, which is only tempered by the ability to pursue class and derivative litigation.

•	The Proxy does not advise how the Representative Claims Bylaw concerns “managing the business and regulating the affairs of the corporation,” pursuant to Fla. Stat. §607.0206, and is not instead a limitation or regulation of the powers of shareholders, pursuant to Fla. Stat. §607.0202.

•	Although the substantive sections of this Proxy state that the shareholder vote on the Bylaw is merely an “advisory vote,” the “Proxy Voting Instructions” card attached at the end of the Proxy does not do so, in violation of 17 C.F.R. §240.14a-4(a).

IN LIGHT OF THE FOREGOING, SHAREHOLDERS ARE URGED TO VOTE AGAINST THE REPRESENTATIVE CLAIMS BYLAW.

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